CNX Coal Resources LP Announces Results for the First Quarter 2016

PITTSBURGH, PA - April 25, 2016 - CNX Coal Resources LP (NYSE: CNXC) today reported financial and operating results for the quarter ended March 31, 2016.

First Quarter 2016 Results

Highlights of the CNXC first quarter of 2016 results include:

•	Cash distribution of $0.5125 per unit

•	Net income of $2.5 million

•	Adjusted EBITDA[1] of $13.1 million

•	Achieved its lowest cost of coal sales in last six years

•	Increased 2016 adjusted EBITDA guidance by $2.0 million

•	Reduced 2016 capital expenditures guidance by $7.0 million

Management Comments

"The CNXC team delivered excellent operational performance during the first quarter of 2016 and helped offset declining cash margins in the face of challenging coal markets and further deterioration in coal prices." said Jimmy Brock, Chief Executive Officer of CNX Coal Resources GP LLC (the “General Partner”). "Specifically, the cash cost per ton in the first quarter was the lowest since first quarter of 2009, despite the inconsistent customer shipments that we noted in January. Our performance not only highlights the ability of the Pennsylvania mining complex to adapt in a challenging commodity price environment, but also to remain competitive as the U.S. coal market continues to reshape. As expected, the first quarter of 2016 began with abnormally low shipment volumes in January and February. However, we saw some improvements in March, which allowed us to have near-record production at some of our longwalls. Our cost structure allowed us to continue to remain profitable in spite of less than favorable pricing during the quarter."

"On the safety and compliance side, we had a mixed first quarter. While we were able to reduce the severity of the incidents compared to the same period last year, there was an increase in the number of recordable incidents. We continue to remain focused on our core values of safety and compliance and continue our efforts to improve on both of these key measures."

Sales & Marketing

Despite the challenging coal market backdrop and high customer inventories, our marketing team was successful in improving overall coal shipments throughout the quarter. As expected, some customer deliveries have been slower than usual but our marketing team continues to work with those accounts.  In the first quarter of 2016, we successfully tested Bailey coal at two new customer plants and are currently in active negotiations for additional term business.  During the first quarter of 2016, we sold 1.1 million tons to 39 different end users domestically and internationally.   For the remainder of 2016, we continue to expect a gradual recovery in shipments at some of our customers as they normalize their inventories while competing with low natural gas prices.  This could result in us selling some coal in the spot market, which could weigh on our realizations due to the changing customer mix. According to the most recent estimates published by the EIA in its short term energy outlook, U.S. coal demand declined approximately 15%, while

1"Adjusted EBITDA" and "Distributable Cash Flow" are non-GAAP financial measures, which are reconciled to GAAP net income and net cash provided by operating activities, under the caption "Non-GAAP Financial Measures"

industry-wide coal production declined almost 31% in the first quarter of 2016 compared to year-earlier quarter.  We believe that given a normal summer, this decline in industry-wide production may help normalize inventory and set the stage for a recovery in coal prices. In the interim, we will continue to focus on building our contract book and running our mines as safely and efficiently as possible. To that extent and including our expectations of carryover tons from 2016, CNXC has solid contractual sales positions for 2017 and 2018 of 70% and 52%, respectively, based on a 5.2 million ton production run rate.

Organizational Appointment

CNXC has named Jim McCaffrey to lead our Coal Sales & Marketing team. In this role, Mr. McCaffrey will have sole responsibility for the coal sales and marketing for the Pennsylvania mining complex. Mr. McCaffrey has led the marketing efforts for coal from the Pennsylvania mining complex since 2009. Mr. McCaffrey joined CONSOL Energy Inc. in 1976 and spent 27 years in operations before transitioning to the corporate coal sales and marketing team in 2003.

Operational Update and Outlook

In January 2016, we returned to running our mines on a more consistent schedule to achieve productivity improvements, even if it resulted in some lower-priced sales in the export markets. Our strategy worked as expected, leading to improved mine consistency and improving margins as the quarter advanced, with exports being able to absorb surplus mine production. During the first quarter of 2016, CNXC also made several operational adjustments including idling of one longwall, reducing staffing levels and realigning employee benefits. All of these steps resulted in a more consistent operating schedule at the mines, reduced labor cost and improved productivity. Productivity for the first quarter, as measured by tons per employee-hour, improved by 14% compared to the year-ago period, despite the reduced number of longwalls in operation. Looking forward, CNXC expects slight improvement in the coal shipments in the second quarter coupled with a slight increase in cost of coal sold, compared to the first quarter, due to four scheduled longwall moves.

Quarterly Distribution

During first quarter of 2016, CNXC generated distributable cash flow1 of $4.4 million and distribution coverage of 0.36x. The Board of Directors of our General Partner declared a cash distribution of $0.5125 per unit to all unitholders for the first quarter of 2016. The distribution will be made on May 12, 2016 to unitholders of record at the close of business on May 5, 2016.

First Quarter Summary

For its 20% undivided interest in the Pennsylvania mining complex, CNXC sold 1.1 million tons of coal during the first quarter of 2016. Total production declined to 1.1 million tons compared to 1.3 million tons produced in the same quarter of 2015 as CNXC aligned production with market conditions. During the first quarter, CNXC sold approximately 0.3 million tons of coal in export market compared to 0.4 million tons in same quarter of 2015. As previously announced overall sales were impacted by weak winter burn and reduced coal generation weighing on the timing of shipments. Our total unit costs for coal sold in the quarter were $33.16 per ton, compared to $42.62 per ton in the year-earlier quarter. The improved cost performance was driven by improved productivity, reduced staffing levels and realignment of employee benefits, offset by lower production due to inconsistent shipment schedules.

		Three Months Ended
		March 31, 2016	March 31, 2015
Coal Production	million tons	1.1	1.3
Coal Sales	million tons	1.1	1.3
Average Realized Price	per ton	$42.99	$58.82
Average Cost of Coal Sold	per ton	$33.16	$42.62

1"Adjusted EBITDA" and "Distributable Cash Flow" are non-GAAP financial measures, which are reconciled to GAAP net income and net cash provided by operating activities, under the caption "Non-GAAP Financial Measures"

Guidance and Outlook

Based on its current expectations, CNXC is providing the following updated 2016 outlook for coal sales, adjusted EBITDA and maintenance capital expenditures.

•	Coal sales of 4.5-5.1 million tons

•	Adjusted EBITDA of $59-$69 million

•	Maintenance capital expenditures of $18-$20 million

First Quarter Earnings Conference Call

A conference call and webcast, during which management will discuss the first quarter of 2016 financial and operational results, is scheduled for April 25, 2016 at 5:00 PM ET. Prepared remarks by members of management will be followed by a question and answer session. Interested parties may listen via webcast on the Events page of our website, www.cnxlp.com. An archive of the webcast will be available for 30 days after the event.

Participant dial in (toll free)             1-855-656-0928

Participant international dial in        1-412-902-4112

About CNX Coal Resources LP

CNX Coal Resources is a growth-oriented master limited partnership recently formed by CONSOL Energy Inc. (NYSE: CNX) to manage and further develop all of CONSOL’s active thermal coal operations in Pennsylvania. Its initial assets include a 20% undivided interest in, and operational control over, CONSOL’s Pennsylvania mining complex, which consists of three underground mines and related infrastructure. More information is available on our website www.cnxlp.com.

Contacts:

Investor:
Mitesh Thakkar, (724) 485-3133
miteshthakkar@cnxlp.com

Media:
Brian Aiello, (724) 485-3078
brianaiello@cnxlp.com

Non-GAAP Financial Measures

Adjusted EBITDA and distributable cash flow are not Generally Accepted Accounting Principles (“GAAP”) measures. Adjusted EBITDA is defined as (i) net income (loss) before net interest expense, depreciation, depletion and amortization, as adjusted for (ii) material nonrecurring and other items which may not reflect the trend of our future results. Management believes that the presentation of adjusted EBITDA in this report provides information useful to investors in assessing our financial condition and results of operations. The GAAP measure most directly comparable to adjusted EBITDA is net income. Adjusted EBITDA should not be considered an alternative to net income or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDA excludes some, but not all, items that affect net income and our presentation of adjusted EBITDA may vary from that presented by other companies. As a result, adjusted EBITDA as presented below may not be comparable to similarly titled measures of other companies. Distributable cash flow is defined as adjusted EBITDA less net cash interest paid and estimated maintenance capital expenditures. Management believes that the presentation of distributable cash flow in this report provides information useful to investors in assessing our financial condition and results of operations. The GAAP measures most directly comparable to distributable cash flow are net income and net cash provided by operating activities. Distributable cash flow should not be considered an alternative to net income, net cash provided by (used in) operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.

Distributable cash flow excludes some, but not all, items that affect net income or net cash, and our presentation may vary from the presentations of other companies. As a result, our distributable cash flow may not be comparable to similarly titled measures of other companies.

The following table presents a reconciliation of adjusted EBITDA to net income, the most directly comparable GAAP financial measure, on a historical basis for each period indicated. The table also presents a reconciliation of distributable cash flow to net income and operating cash flows, the most directly comparable GAAP financial measures, on a historical basis for each period indicated.

(Dollars in thousands)	Three Months Ended March 31, 2016
Net income	$2,499
Plus:
Interest expense	1,994
Depreciation, depletion and amortization	8,253
Stock/Unit based compensation	308
Adjusted EBITDA	$13,054
Less:
Cash Interest	1,967
Estimated Maintenance Capital Expenditures	6,700
Distributable Cash Flow	$4,387

Net Cash Provided by Operating Activities	$2,285
Less:
Interest Expense, Net	1,994
Other, Including Working Capital	(12,763)
Adjusted EBITDA	$13,054
Less:
Cash Interest	1,967
Estimated Maintenance Capital Expenditures	6,700
Distributable Cash Flow	$4,387

Cautionary Statements

Various statements in this release, including those that express a belief, expectation or intention, may be considered forward-looking statements under federal securities laws including Section 21E of the Securities Exchange Act of 1934 (the "Exchange Act") that involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenues, income and capital spending. When we use the words "believe," "intend," "expect," "may," "should," "anticipate," "could," "estimate," "plan," "predict," "project," or their negatives, or other similar expressions, the statements which include those words are usually forward-looking statements. When we describe strategy that involves risks or uncertainties, we are making forward-looking statements. The forward-looking statements in this press release, if any, speak only as of the date of this press release; we disclaim any obligation to update these statements. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks, contingencies and uncertainties relate to, among other matters, the following: generation of sufficient distributable cash flow to support the payment of minimum quarterly distributions; estimated adjusted EBITDA and distributable cash flow are subject to various inherent uncertainties; our acquiring additional undivided interests in the

Pennsylvania mining complex or other assets from our sponsor may not occur; uncertainties exist in estimating our economically recoverable coal reserves; our ability to acquire additional coal reserves that are economically recoverable; deterioration in the global economic conditions in any of the industries in which our customers operate, a worldwide financial downturn or negative credit market conditions; decreases in demand for electricity and changes in coal consumption patterns of U.S. electric power generators; a substantial or extended decline in prices we receive for our coal due to volatility, oversupply, weather, availability of alternative fuels or other factors; increased competition within the coal industry, a loss of our competitive position or foreign currency fluctuations affecting the competitiveness of our coal abroad; the risks inherent in coal operations, including the occurrence of unexpected disruptions, geological conditions, environmental hazards, equipment failure, fires, explosions, accidents, security breaches or terroristic acts and weather conditions and we may not be insured or fully insured against such the losses from events; our mines being part of a single mining complex and located in a single geographic area; the delay or disruption of rail services transporting our coal or increased transportation costs for our coal; the occurrence of significant downtime of our major pieces of mining equipment including our preparation plant; our customers extending existing contracts or entering into new long-term contracts for coal; the loss of or significant reduction in purchases by our largest customers; provisions in our multi-year sales contracts may provide limited protection to us during adverse economic conditions, may result in economic penalties to us or permit customer termination of these contracts; our inability to collect payments from customers if their creditworthiness declines; our ability to raise on satisfactory terms the capital or financing needed for our portion of the substantial capital expenditures associated with our mines; our inability to obtain equipment, parts and raw materials in timely manner, in sufficient quantities or at reasonable costs in our coal mining and transportation operations; our inability to integrate future acquisitions and achieve anticipated benefits; restrictions in our revolving credit facility could adversely affect our business, financial condition, results of operation and ability to make quarterly cash distributions; future debt we incur may limit our flexibility to obtain financing and pursue other business opportunities; increases in interest rates; our ability to make distributions depends upon our cash flow; we may have to coordinate our mining operations with oil and natural gas drillers; we may incur additional costs and delays associated with perfecting title for our coal rights; we rely upon our general partner and employees of our sponsor for management; our mines are operated by a work force that is employed exclusively by our sponsor and our sponsors employees could unionize; we depend upon cash flow generated by our subsidiaries; terrorist attacks or cyber incidents could result in information theft, data corruption and/or financial loss; the impact of potential, as well as any adopted regulations, relating to greenhouse gas emissions on the market for coal, on our operating costs and on the value of our coal assets; electric power generators and other coal users switching to alternative fuels in order to comply with various environmental standards related to coal combustion emissions or due to various incentives to generate electricity from renewable energy sources; our costs could increase and our coal operations could be restricted by the effects of existing and future government environmental regulation; the potential for liabilities arising from environmental contamination or alleged environmental contamination in connection with our past or current coal operations; our obtaining and renewing governmental permits and approvals for our coal operations; the effects of stringent federal and state employee health and safety regulations of our mines, including the ability of regulators to shut down a mine; the effects of our mine closing and reclamation obligations; any termination of our tax treatment as a partnership including as a result of a sale of 50% or more of our capital and profits interests during any 12 month period; our tax positions; the elimination of current U.S. federal income tax preferences available for coal exploration and development; and other factors discussed in the "Risk Factors" section of the prospectus included in our registration statement on Form S-1, in the form last filed with the SEC, as well as any periodic report on Forms 10-K and 10-Q that we file with the SEC.

CNX COAL RESOURCES LP
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except unit data)
(unaudited)

	Three Months Ended March 31,
	2016	2015
Coal Revenue	$45,233	$76,887
Freight Revenue	2,615	474
Other Income (Loss)	(9)	231
Total Revenue and Other Income	47,839	77,592

Operating and Other Costs	30,794	46,114
Depreciation, Depletion and Amortization	8,253	9,149
Freight Expense	2,615	474
Selling, General and Administrative Expenses	1,684	2,125
Interest Expense	1,994	2,381
Total Costs	45,340	60,243
Net Income	$2,499	$17,349

Calculation of Limited Partner Interest in Net Income:
Net Income Attributable to General and Limited Partner Ownership Interest in CNX Coal Resources	$2,499	N/A
Less: General Partner Interest in Net Income	51	N/A
Limited Partner Interest in Net Income	$2,448	N/A

Net Income per Limited Partner Unit - Basic	$0.11	N/A
Net Income per Limited Partner Unit - Diluted	$0.11	N/A

Limited Partner Units Outstanding - Basic	23,222,134	N/A
Limited Partner Units Outstanding - Diluted	23,223,540	N/A

Cash Distributions Declared per Unit	$0.5125	N/A

Effective first quarter of 2016, CNXC will report selling related expense as part of selling, general & administrative expenses. For historical reconciliation of this change, please refer to the investor section of our website.

CNX COAL RESOURCES LP
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	(Unaudited)
	March 31, 2016	December 31, 2015
ASSETS
Current Assets:
Cash	$9,095	$6,531
Trade Receivables	19,145	15,518
Other Receivables	372	377
Inventories	10,901	9,791
Prepaid Expenses	3,643	4,080
Total Current Assets	43,156	36,297
Property, Plant and Equipment:
Property, Plant and Equipment	694,369	692,482
Less—Accumulated Depreciation, Depletion and Amortization	328,783	320,729
Total Property, Plant and Equipment—Net	365,586	371,753
Other Assets:
Other	16,021	14,079
Total Other Assets	16,021	14,079
TOTAL ASSETS	$424,763	$422,129

LIABILITIES AND PARTNERS' CAPITAL
Current Liabilities:
Accounts Payable	$12,645	$14,023
Accounts Payable—Related Party	1,280	3,452
Other Accrued Liabilities	29,969	29,978
Total Current Liabilities	43,894	47,453
Long-Term Debt:
Revolver, net of debt issuance and financing fees	196,170	180,946
Capital Lease Obligations	95	100
Total Long-Term Debt	196,265	181,046
Deferred Credits and Other Liabilities:
Pneumoconiosis Benefits	1,701	1,547
Workers’ Compensation	2,395	2,343
Asset Retirement Obligations	6,943	6,799
Other	552	571
Total Deferred Credits and Other Liabilities	11,591	11,260
TOTAL LIABILITIES	251,750	239,759
Partners' Capital:
Common Units (11,611,067 Units Outstanding at March 31, 2016 and December 31, 2015)	149,890	154,309
Subordinated Units (11,611,067 Units Outstanding at March 31, 2016 and December 31, 2015)	1,461	6,188
General Partner Interest	12,890	13,081
Accumulated Other Comprehensive Income	8,772	8,792
Total Partners' Capital	173,013	182,370
TOTAL LIABILITIES AND PARTNERS' CAPITAL	$424,763	$422,129

CNX COAL RESOURCES LP
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(unaudited)

	Three Months Ended March 31,
	2016	2015
Cash Flows from Operating Activities:
Net Income	$2,499	$17,349
Adjustments to Reconcile Net Income to Net Cash Provided By Operating Activities:
Depreciation, Depletion and Amortization	8,253	9,149
(Gain) Loss on Sale of Assets	10	(15)
Unit Based Compensation	308	—
Other Adjustments to Net Income	221	38
Changes in Operating Assets:
Accounts and Notes Receivable	(3,622)	(726)
Inventories	(1,110)	422
Prepaid Expenses	437	299
Changes in Other Assets	(1,942)	(123)
Changes in Operating Liabilities:
Accounts Payable	(736)	1,115
Accounts Payable—Related Party	(2,172)	—
Other Operating Liabilities	(7)	726
Changes in Other Liabilities	146	(790)
Net Cash Provided by Operating Activities	2,285	27,444
Cash Flows from Investing Activities:
Capital Expenditures	(2,581)	(6,510)
Proceeds from Sales of Assets	14	19
Net Cash Used in Investing Activities	(2,567)	(6,491)
Cash Flows from Financing Activities:
Payments for Miscellaneous Borrowings	(10)	(8)
Proceeds from Revolver, Net of Payments	15,000	—
Payments for Unitholder Distributions	(12,144)	—
Debt Issuance and Financing Fees	—	(2,401)
Net Change in Parent Advances	—	(18,543)
Net Cash Used In Financing Activities	2,846	(20,952)
Net Increase in Cash	2,564	1
Cash at Beginning of Period	6,531	3
Cash at End of Period	$9,095	$4